Exhibit 5.1

          Opinion of Callister Nebeker & McCullough Regarding Legality
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                                February 16, 2001



Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, UT 84111


            Re:  Draper BanCorp 1998 and 1999 Incentive Plans

Ladies and Gentlemen:

     We have acted as counsel to Zions Bancorporation, a Utah corporation (the "Company"), in connection with its Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 of 50,123 shares of its common stock without par value (the "Shares") issuable to eligible persons pursuant to the Draper BanCorp 1998 Incentive Plan and the Draper BanCorp 1999 Incentive Plan (the "Plans").

     In connection with that Post-Effective Amendment, we have reviewed the proceedings of the Board of Directors of the Company relating to the registration and proposed issuance of the Shares, the Articles of Incorporation of the Company and all amendments thereto, the Restated Bylaws of the Company, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

     Based upon and in reliance on the foregoing, it is our opinion that the Shares, when issued in compliance with the terms and conditions of the Plans, shall be duly and validly issued and fully paid and nonassessable; and the shareholders of Zions Bancorporation have no pre-emptive rights to acquire additional shares in respect of the Shares.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Post-Effective Amendment No. 1 referred to above.


                                         Very truly yours,

                                         CALLISTER NEBEKER & McCULLOUGH
                                         A Professional Corporation


                                         /s/ Laurie S. Hart
                                         Laurie S. Hart